EXHIBIT 8.1
PERKINS COIE
1201 Third Avenue, Suite 4800
Seattle, WA 98101-3099
December 11, 2007
Teekay Tankers Ltd.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
P.O. Box AP-59212
Nassau, Commonwealth of the Bahamas
Re:          Registration Statement on Form F-1
Ladies and Gentlemen:
     We have acted as counsel for Teekay Tankers Ltd., an entity organized and existing under the laws of the Republic of The Marshall Islands (the “Company”), in connection with the issuance and sale of Class A common stock of the Company (the “Offering”). This opinion is being delivered in connection with the Registration Statement on Form F-1 relating to the Offering (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to which this opinion appears as an exhibit.
     You have requested our opinion regarding certain United States federal income tax considerations that may be relevant to prospective shareholders. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the certificate of the Company, Teekay Corporation, a Republic of The Marshall Islands corporation (“Teekay”), and certain affiliates of Teekay (the “Tax Certificate”) (which certificate applies as to factual matters only), and (iii) such other documents, certificates, records and factual representations made by the Company as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matters set forth in any of the foregoing.
     In addition, we have assumed, with your permission, (i) that the statements concerning the Company and its operations contained in the Registration Statement, and the representations made by the Company, Teekay, and certain affiliates of Teekay in the Tax Certificate, are true, correct and complete and will remain true, correct and complete at all relevant times and (ii) the authenticity of the original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Teekay Tankers Ltd.
December 11, 2007

     Based upon the foregoing and subject to the limitations, qualifications, assumptions and caveats set forth herein, we hereby confirm that the opinions attributed to Perkins Coie LLP set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” are the opinions of Perkins Coie LLP and accurately state our views as to the tax matters discussed therein.
     This opinion addresses only the matters of the United States federal income taxation specifically described under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. This opinion does not address any other United States federal tax consequences or any state, local or foreign tax consequences that may result from the Offering or any other transaction undertaken in connection with or in contemplation thereof.
     We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE